Exhibit 10.2

EXECUTION VERSION

GUARANTY

THIS GUARANTY, dated as of June 24, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty Agreement”), is from Christine L. Koski, an individual having an address of 3525 Turtle Creek Blvd, Dallas TX 75219 (referred to as “Guarantor”) to Oragenics, Inc., a Florida corporation with its principal office at 4902 Eisenhower Blvd., Suite 125, Tampa, FL 33634 (herein, together with its successors and assigns, referred to as “Holder”).

PRELIMINARY STATEMENT

A.	Holder, Guarantor and ProBiora Health, LLC, a Delaware limited liability company (“Obligor”) entered into that certain Asset Purchase Agreement, dated June 22, 2016 (the “Asset Purchase Agreement”), pursuant to which Obligor agreed to pay to Holder an aggregate purchase price of $1,700,000, payable in two payments of: (i) $1,250,000 by wire transfer in readily available funds on the Closing Date of the transaction; and (ii) one additional deferred payment of $450,000 plus applicable interest to be paid by wire transfer in immediately available funds on or before July 31, 2016, provided that certain requirements as set forth on Exhibit B to the TSA (as defined below) are satisfied (the “Deferred Purchase Price Amount”).

B.	Obligor executed a promissory note dated of even date herewith (a copy of which is attached hereto as Exhibit A) in the principal amount equal to the Deferred Purchase Price Amount, in favor of the Holder (the “Note”), under which $450,000 plus applicable interest is due and owing on July 31, 2016.

C.	Obligor and Holder entered into that certain Transition Services Agreement, dated of even date herewith (the “TSA”), pursuant to which Holder agreed to provide certain transition services to Obligor.

D.	In order to induce Holder to enter into the Asset Purchase Agreement, Guarantor is willing to enter into and deliver this Guaranty Agreement to Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor does hereby covenant and agree with Holder as follows:

ARTICLE I

GUARANTY

SECTION 1.1. GUARANTY.

(a) Guarantor hereby irrevocably guarantees to Holder, and Holder’s successors and assigns the due and prompt payment, and not just the collectability, of the Deferred Purchase Price Amount owing to Holder by Obligor under the Note, including the principal and interest under the Note when due, whether at maturity, pursuant to mandatory prepayments, by acceleration, or otherwise all at the times and places and at the rates described in, and otherwise according to the terms of, the Note, as the case may be.

(b) The payment and performance of the items set forth in this Section 1.1 are hereinafter collectively referred to as the “Guaranteed Obligations”.

(c) In the event of the death of Guarantor, the liability of Guarantor under this Section 2.1 shall continue in effect against Guarantor’s estate, successors and assigns.

(d) In case any covenant and agreement made by Obligor under the Note shall not have been performed by Obligor, including without limitation any obligation to pay principal of or interest on the Note when due, Guarantor will, not later than five (5) business days after written notice by Holder, perform the same and/or pay the same, in the amount and to the extent required hereunder.

SECTION 1.2.	CONDITIONAL OBLIGATIONS.

The obligations of Guarantor under this Guaranty Agreement shall be binding upon Guarantor and Guarantor’s heirs, administrators, representatives, executors, successors and assigns. The obligations of Guarantor are subject only to the following conditions:

(a)	No material breach by Holder shall have occurred and be continuing beyond any applicable cure period under the (i) Asset Purchase Agreement or (ii) the July Provider Deliverable Items (as defined in the TSA) collectively as of the time that payment of the applicable Deferred Purchase Price Amount is due under the Asset Purchase Agreement and the corresponding amount is due and payable under the Note;

(b)	Guarantor shall only be liable for any unpaid amounts due to Holder under the terms of the Note, upon written notice to Guarantor by Holder that Obligor has failed to make a required payment under the Note corresponding to a payment of the Deferred Purchase Price Amount due to Holder under the Asset Purchase Agreement;

All rights of Holder hereunder may be transferred or assigned at any time or from time to time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of rights under the Note, upon notice to the Guarantor, whether with or without the consent of Guarantor or Obligor.

SECTION 1.3.	WAIVERS OF GUARANTOR.

(a)	Bankruptcy and Related Waivers. Guarantor hereby waives to the fullest extent permitted by law any defense under the United States Bankruptcy Code and any objection to or defense arising as a result of bankruptcy, insolvency, reorganization, liquidation or dissolution proceeding commenced by or against Obligor or any other person, including any discharge of, or bar or stay against collecting, all or any of the liabilities hereunder or under the Note.

(b)	General Waivers. Guarantor hereby waives diligence, presentment, protest, notice of protest notice of dishonor, extension of time of payment, notice of acceptance of this Guaranty, and further consents to (i) any and all forbearances and extensions of the time of payment of any or all of the obligations or indebtedness hereby guaranteed and (ii) any release of the Obligor.

ARTICLE II

MISCELLANEOUS

SECTION 2.1. AMENDMENTS.

This Guaranty Agreement may be amended, and the observance of any term of this Guaranty Agreement may be waived, only with the written consent of Guarantor and Holder (or their successors and assigns).

SECTION 2.2. ENTIRE	AGREEMENT; COUNTERPARTS; HEADINGS.

This Guaranty Agreement, together with the Note and Asset Purchase Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Guaranty Agreement may be executed in any number of counterparts by facsimile or PDF, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Section headings are for convenience of reference only and shall not define, modify, expand or limit any of the terms of this Guaranty Agreement.

SECTION 2.3. SEVERABILITY.

In case any one or more of the provisions contained in this Guaranty Agreement shall be adjudicated invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

SECTION 2.4. SUCCESSORS	AND ASSIGNS.

This Guaranty Agreement shall be binding upon Guarantor and Guarantor’s heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of Holder and its successors and assigns.

SECTION 2.5.        GOVERNING LAW.

THIS GUARANTY AGREEMENT SHALL BE CONSTRUED, GOVERNED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CHOICE OF LAW RULES TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 2.6. JURISDICTION.

Guarantor submits and consents to personal jurisdiction in the State of Florida for the enforcement of this Guaranty Agreement and waive any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of Florida for the purposes of litigation to enforce this Guaranty Agreement. Litigation may be commenced only in either the federal or state courts in Hillsborough County, Florida, at the election of the Holder. Nothing contained herein shall prevent Holder from bringing any action or exercising any rights against any security given to Holder by Guarantor, or against Guarantor personally, or against any property of Guarantor, within any other state. Commencement of any such action or proceeding in any other state shall not constitute a waiver of the agreement as to the laws of the state which shall govern the rights and obligations of Guarantor and Holder hereunder or of the submission made by Guarantor to personal jurisdiction with the State of Florida.

SECTION 2.7. NOTICES.

All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to Holder, at the address of Holder on the first page of this Guaranty Agreement, and (ii) if to Guarantor, at the address of Guarantor on the first page of this Guaranty Agreement, unless either party provides written notice of a change of address at any time during the term of this Guaranty Agreement.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty Agreement to be executed as of the day and year first above written.

/s/ Christine L. Koski
Christine L. Koski, an individual

Address:

THE STATE OF	§
§ ss.
COUNTY OF	§

On this                     day of                    , 2016, personally appeared                            , signer of the foregoing instrument, and acknowledged the same to be his free act and deed before me.

Name:
Notary Public
My Commission Expires:

[Signature Page]

Guaranty